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Exhibit 99

                                                                 PR NEWSWIRE

                 NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
        NET INCOME AND RESULTS FOR THE FOURTH QUARTER OF FISCAL 2009

Red Bank, N.J. November 13, 2009-- North European Oil Royalty Trust (NYSE-NRT) reported net income and results for the fourth fiscal quarter of fiscal 2009 ended October 31, 2009 which appear below compared with the fourth quarter of fiscal 2008. The previously declared distribution of 38 cents per unit will be paid on November 25, 2009 to owners of record as of November 13, 2009.


                             4th Fiscal Qtr.   4th Fiscal Qtr.   Percentage
                             Ended 10/31/09    Ended 10/31/08      Change
                             ---------------   ---------------   ----------
German Royalties Received      $3,651,925       $9,605,759        - 61.98%
Net Income                     $3,486,314       $9,409,548        - 62.95%
Net Income per Unit              $0.38             $1.02          - 62.75%
Distribution per Unit            $0.38             $1.03          - 63.11%

Net income in the fourth quarter of 2009 was lower than the fourth quarter 2008 due to significantly lower gas prices and moderately lower gas sales. The higher Euro/Dollar exchange rate helped to offset slightly the combined negative impact. The Trust receives nearly all of its royalties under two royalty agreements. The Mobil Agreement is the higher royalty rate agreement and covers gas sales from the western half of the Oldenburg concession. The OEG Agreement is the lower royalty rate agreement and covers gas sales from the entire Oldenburg concession.

                             4th Fiscal Qtr.   4th Fiscal Qtr.   Percentage
                             Ended 10/31/09    Ended 10/31/08      Change
                             ---------------   ---------------   ----------
Mobil Agreement:
---------------
    Gas Sales (Bcf)(1)           11.938            13.545         - 11.86%
    Gas Prices (Ecents/Kwh)(2)   1.4274            2.7510         - 48.11%
    Gas Prices ($/Mcf 3)         $ 6.01            $11.03         - 45.51%

OEG Agreement:
-------------
    Gas Sales (Bcf)              30.805            33.170         -  7.13%
    Gas Prices (Ecents/Kwh)      1.6487            2.9060         - 43.27%
    Gas Prices ($/Mcf)           $ 6.72            $10.96         - 38.69%

Average Euro/Dollar
Exchange Rate(4)                $1.4606           $1.3736         +  6.33%


(1) Billion cubic feet
(2) Eurocents per Kilowatt hour
(3) Dollars per thousand cubic feet
(4) Based on average exchange rates of cumulative royalty transfers


Interest income for the fourth quarter of fiscal 2009 decreased 96.52% to $631 from $18,136 in the fourth quarter of fiscal 2008 reflecting the reduced funds available for investment and the substantial decline in interest rates applicable on short term treasury instruments during the period. Trust expenses for the fourth quarter of fiscal 2009 decreased 22.44% to $166,242 from $214,347 for the fourth quarter of fiscal 2008 due to reduced Trustees' fees as specified under the Trust Agreement and the earlier resolution of various legal matters raised in the examination of the royalty payments during the 2005-06 calendar years.

Net income for fiscal 2009 was lower than fiscal 2008 due to a combination of lower gas prices and gas sales, which more than offset the increase in the average Euro/Dollar exchange rates.

                               Fiscal Year       Fiscal Year     Percentage
                             Ended 10/31/09    Ended 10/31/08      Change
                            -----------------  ---------------   ----------
German Royalties Received      $28,724,078       $34,645,159      -17.09%
Net Income                     $27,699,227       $33,665,138      -17.72%
Net Income per Unit               $3.01             $3.66         -17.76%
Distribution per Unit             $3.01             $3.66         -17.76%

The 2010 Annual Meeting has been scheduled to begin at 10:30 A.M. on February 17, 2010.

Contact:  John R. Van Kirk, Managing Director, (732) 741-4008, or
via e-mail at jvankirk@neort.com.   The Trust's website is www.neort.com.